Exhibit 99


         Xerox Credit Corporation 2000 Basic Financial Statements
                        and Summary Information
                             (Unaudited)


On April 2, 2001, Xerox Corporation, parent of Registrant ("Xerox"), announced that the filing of its and Registrant's year 2000 10-K reports would be delayed in connection with an internal review commenced during the last week of March by Xerox's Audit Committee in cooperation with Xerox's and Registrant's auditors, KPMG.

KPMG has advised Xerox and Registrant that it believes that such fuller review is needed for it to satisfy its auditing responsibilities, and that it will work with Xerox's Audit Committee to complete the review as quickly as possible although no fixed time frame has been established. The review has been designed to ensure that neither Xerox nor Registrant has improperly used any accounting adjustments, processes or procedures in connection with their financial reporting. Xerox and its Audit Committee have concluded that the fuller review was appropriate in light of the previously disclosed investigation by the Securities and Exchange Commission.

On April 3, 2001, Xerox and Registrant filed reports on Form 12b-25 with the Securities and Exchange Commission in which they reported that their respective 2000 10-K reports would be delayed because audited financial statements for 2000 were not presently available pending completion of the internal review.

Pending completion of the audit, Xerox filed, on April 19, 2001, with the Securities and Exchange Commission a Current Report on Form 8-K which contains:
(i) Xerox's unaudited 2000 Basic Financial Statements and Summary Information consisting of Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Supplemental Information Regarding Capital Resources and Liquidity and other Summary Information and
(ii) Xerox's first quarter 2001 earnings press release dated April 19, 2001.

Registrant has prepared the following 2000 Basic Financial Statements and Summary Information, which consists of Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Supplemental Information Regarding Capital Resources and Liquidity and other Summary Information. This summary consolidated financial information has been prepared by Registrant's management on a basis consistent with prior practice. This summary information has not been audited by Registrant's outside auditors or passed upon by the Xerox Audit Committee and does not include all of the information that year-end financial statements and related notes would contain. There can be no assurance that as a result of the internal review underway and completion of the 2000 audit there will not be changes in or modifications to this financial information.



                            XEROX CREDIT CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                   Years Ended December 31, 2000, 1999 and 1998
                                  (In Millions)


                                               2000        1999        1998

Earned Income:

    Contracts receivable                      $ 441       $ 435       $ 388


Expenses:

    Interest                                    287         243         240
    Operating and administrative                 12          12          11
                                               ----        ----        ----
        Total expenses                          299         255         251


Income before income taxes                      142         180         137

Provision for income taxes                       56          70          55


Net income                                    $  86       $ 110       $  82



                               XEROX CREDIT CORPORATION
                          CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             December 31, 2000 and 1999
                                   (In Millions)

                                     ASSETS
                                                           2000         1999

Cash and cash equivalents                               $     -      $     -

Investments:
    Contracts receivable                                  6,355        5,653
    Notes receivable - Xerox and affiliates                   -           56
    Unearned income                                        (755)        (647)
    Allowance for losses                                   (140)        (138)
                                                          -----        -----
        Total investments                                 5,460        4,924

Other assets                                                 34           16

        Total assets                                    $ 5,494      $ 4,940


                      LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
    Notes payable within one year:
        Commercial paper                                $    32      $   160
        Current portion of notes payable after one year     326        2,025
        Current portion of secured borrowing                134            -
        Notes payable - Xerox and affiliates                388          717
    Notes payable after one year                          3,665        1,330
    Secured borrowing due after one year                    191            -
    Due to Xerox Corporation, net                            98           97
    Accounts payable and accrued liabilities                 24           52
    Deferred income taxes                                    20           29

        Total liabilities                                 4,878        4,410

Shareholder's Equity:
    Common stock, no par value, 2,000 shares
        authorized, issued, and outstanding                  23           23
    Additional paid-in capital                              219          219
    Retained earnings                                       374          288

        Total shareholder's equity                          616          530

        Total liabilities and shareholder's equity      $ 5,494      $ 4,940




                             XEROX CREDIT CORPORATION
                   CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                    Years Ended December 31, 2000, 1999 and 1998
                                   (In Millions)

                                                      2000     1999     1998
Cash Flows from Operating Activities
  Net income                                        $   86   $  110   $   82
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Net gain on sales of contracts receivable             -      (24)       -
   Net change in operating assets and liabilities      (12)      21       (1)

Net cash provided by operating activities               74      107       81

Cash Flows from Investing Activities
  Purchases of investments                          (2,496)  (2,911)  (2,745)
  Proceeds from investments                          1,874    1,890    1,863
  Proceeds from sales of contract receivables            -    1,150        -


Net cash provided by (used in) investing activities   (622)     129     (882)

Cash Flows from Financing Activities
  Change in commercial paper, net                     (128)  (1,350)      82
  Change in notes payable-Xerox and affiliates, net   (287)    (249)     883
  Proceeds from long-term debt                       2,690    2,608      635
  Proceeds from secured borrowings                     411        -        -
  Principal payments of long-term debt and
   secured borrowings                               (2,138)  (1,075)    (799)
  Dividends                                              -     (170)       -

Net cash provided by (used in) financing activities    548     (236)     801


  Change in cash and cash equivalents                    -        -        -

  Cash and cash equivalents, beginning of year           -        -        -

  Cash and cash equivalents, end of year            $    -   $    -   $    -



Supplemental Information Regarding Capital Resources and Liquidity


Historically, our principal sources of funds have been cash from the collection of Xerox contracts receivable, borrowings and cost-efficient use of asset securitizations. As discussed below, during 2000 we also drew down funds available under a Revolving Credit Agreement (the "Revolver").

Net cash provided by operating activities was $74 million in 2000 compared with $107 million in 1999 and $81 million in 1998. The year-to-year decrease in 2000 was due to lower net income and lower accrued interest due to timing of interest payments. The 1999 increase versus 1998 was primarily due to net income growth from the gains on the sale of $1,150 million of contracts receivable and higher accrued interest reflecting increased use of medium-term funding in place of short-term commercial paper borrowing.

Net cash used by investing activities was $622 million compared to $129 million provided in 1999. The 2000 results reflect the effects of lower Xerox equipment sales growth and the absence of $1,150 million of securitization proceeds. The 1999 results include the benefit of the above mentioned securitization proceeds of $1,150 and the growth of equipment sales. Additionally, 1999 collections were negatively impacted by the disruptions related to the consolidation of Xerox's U.S. customer administration centers. The 1998 net cash used by investing activities of $882 million reflects the effects of Xerox equipment sales growth and slower growth in collections due to an increase in the average length of contracts originated in 1998.

Net cash provided by financing activities was $548 million in 2000 compared to $236 million used in 1999. The change was primarily due to the increase in term funding of $963 million which more than offset the reduction of commercial paper and payments of notes payable to Xerox and affiliates. The term funding increase includes the proceeds received from the secured borrowing associated with the transfer of finance receivables as described in the Supplemental Information Regarding Investments included in this Form 8-K. Also contributing to the increase in 2000 was the absence of dividend payments to Xerox made in 1999 to maintain the debt-to-equity ratio at 8.0 to 1. Net cash used for financing activities was $236 million in 1999 compared to $801 million provided in 1998. The change was primarily due to the proceeds from the sale of receivables being used to reduce outstanding debt. Also during 1999 we increased term borrowings outstanding by $1,533 million and reduced the commercial paper balance by $1,350 million. This shift was made in anticipation of potential disruption to the commercial paper market due to Y2K.

During 2000, the agencies that assign ratings to our debt downgraded our senior debt and short-term debt several times. As of March 7, 2001, debt ratings by Moody's are Ba1 and Not Prime, respectively, and the ratings outlook is negative; debt ratings by Fitch are BB and B, respectively, and the ratings outlook is stable; and debt ratings by Standard and Poors are BBB- and A-3, respectively, and the ratings outlook is negative. Since October 2000, the capital markets and uncommitted bank lines of credit have been, and are expected to continue to be, largely unavailable to us. We expect this to result in higher borrowing costs going forward.

Consequently, in the fourth quarter 2000 the entire $7.0 billion available under the $7.0 billion Revolving Credit Agreement dated as of October 22, 1997 among Xerox, us, certain other borrowers, and a group of banks, was drawn down primarily to maintain financial flexibility and pay down debt obligations as they came due. Our outstanding balance under this line of credit was $1.02 billion at December 31, 2000. Xerox and its subsidiaries, including us, had used $5.6 billion of the proceeds under the Revolver at December 31, 2000, with the balance of $1.4 billion invested in short-term securities and included in Cash and cash equivalents in the Xerox consolidated balance sheets. Xerox and its subsidiaries, including us, are in compliance with the covenants, terms and conditions in the Revolver, which matures on October 22, 2002. The only financial covenant in the Revolver requires Xerox to maintain a minimum of $3.2 billion of Consolidated Tangible Net Worth, as defined ("CTNW") At December 31, 2000, Xerox's CTNW was $676 million in excess of the minimum requirement. Further operating losses, restructuring costs, dividends and adverse currency translation adjustments would erode this cushion, while gains on asset sales, operating profits and favorable currency translation would improve the cushion.

Xerox is implementing a global turnaround plan which includes initiatives to reduce costs, improve operations, and sell certain assets that should positively affect Xerox's capital resources and liquidity position when completed. In connection with these initiatives, Xerox announced and completed the sale of its China operations to Fuji Xerox in the fourth quarter of 2000, which generated $550 million of cash and transferred debt of $118 million to Fuji Xerox. In January 2001, Xerox received $435 million in financing from GE Capital secured by the Xerox portfolio of lease receivables in the U.K. In March 2001, Xerox completed the sale of one half of its interest in Fuji Xerox Co., Ltd. to Fuji Photo Film Co., Ltd. for approximately $1.3 billion. In April 2001, Xerox announced the sale of its lease portfolios in four European countries to Resonia Leasing AB for approximately $370 million as part of an agreement under which Resonia will provide on-going, exclusive equipment financing to Xerox customers in those countries. The Resonia transactions are part of Xerox's plan to transition customer equipment financing to third-party vendors. Xerox has also initiated a worldwide cost reduction program which should result in annualized expense savings of at least $1 billion by the end of 2001. In addition, Xerox has initiated discussions to implement third-party vendor financing programs, which would significantly reduce Xerox's debt levels, including the Company's debt, going forward. These programs are expected to significantly reduce or eliminate the creation of new finance receivables for Xerox. Accordingly we would no longer be purchasing such receivables and the existing portfolio would ultimately be collected. Xerox is also in discussions to sell portions of the existing finance receivables portfolio, and is continuing to actively pursue alternative forms of financing including securitizations and secured borrowings. These activities could affect the portfolio owned by us.

Xerox believes its liquidity is presently sufficient to meet current and anticipated needs going forward, subject to timely implementation and execution of the various global initiatives discussed above. Should Xerox not be able to successfully complete these initiatives in a timely or satisfactory basis, Xerox will need to obtain additional sources of funds through other operating improvements, financing from third parties, or a combination thereof. The adequacy of Xerox's continuing liquidity depends on its ability to successfully generate positive cash flow from an appropriate combination of these sources.

In September 2000, we completed the securitization of certain finance receivables as part of our overall funding strategy. Gross proceeds from the securitization totaled $411 million. Since this transaction was accounted for as a secured borrowing, the balance sheet continues to reflect the receivables and related debt obligation. The earnings impact of this transaction was not material. In connection with the lowering of Xerox's and our debt ratings to below investment grade, as further discussed below, we subsequently renegotiated this securitization transaction, resulting in a one-time principal payment of approximately $40 million. This payment helped reduce the outstanding balance on that amortizing facility to $325 million at December 31, 2000.

As of December 31, 2000, we anticipate that we will require approximately
$0.4 billion during 2001 to refinance commercial paper and maturing medium term notes. Xerox and its subsidiaries, including us, will require approximately $2.7 billion during 2001 to refinance commercial paper, maturing medium term notes and maturing bank obligations. In April 2001, $660 million of letters of credit which supported $660 million of Ridge Reinsurance ceded reinsurance obligations were drawn by the beneficiaries. As a result, the $405 million Ridge Reinsurance investment portfolio was liquidated as partial funding of the drawing, which had been included in Intangible and Other Assets in the Xerox consolidated balance sheets. The balance of the funding of $255 million was provided by Xerox in cash. The $660 million has been placed in a statutory trust for the benefit of the beneficiaries of the letters of credit. Xerox does not have any other material short-term obligations in 2001 unless Xerox's debt ratings are further downgraded as discussed below.

On December 1, 2000, Moody's reduced its rating of Xerox's and our debt to below investment grade, effectively eliminating our ability to enter into new interest rate and interest rate cross currency derivative agreements and resulting in the termination of certain of our then outstanding derivative agreements, which required us to pay an aggregate amount of $89 million, including $17 million of accrued interest, to settle such terminated agreements. We also voluntarily terminated other derivative agreements which resulted in gross receipts from counterparties of $6 million. Should we be downgraded by Standard and Poors to below investment grade, we may be required to settle certain of the out-of-the-money derivative agreements currently in place, in the approximate aggregate amount as of December 31, 2000 of $72 million.

As described above, our current ability to enter into new derivative contracts with third parties has been effectively eliminated. Consequently, we did not enter into interest rate swap agreements with third parties subsequent to October 2000. Therefore, while our overall risk management strategy is explained below, our ability to employ that strategy effectively has been eliminated. Any future downgrades of our debt could further limit our ability to execute this risk management strategy effectively. We are exposed to market risk from changes in interest rates that could affect results of operations and financial condition. To assist in managing our interest rate exposure and match funding our principal assets, we routinely use certain financial instruments, primarily interest rate swap agreements. In general, our objective is to hedge our variable-rate debt by paying fixed rates under the swap agreements while receiving variable-rate payments in return. Additionally, in order to manage our outstanding commercial paper, we issued variable- and fixed-rate medium term notes which are swapped to LIBOR-based rates. We do not enter into derivative instrument transactions for trading purposes and employ long-standing policies prescribing that derivative instruments are only to be used to achieve a set of very limited match funding and liquidity objectives.

On April 3, 2001, Standard & Poor's disclosed by press release that it was affirming Xerox's "BBB-" long-term and "A-3" short-term ratings, its lowest investment grades, and that Xerox's April 2, 2001 announcement that it would delay filing its annual report pending a more thorough audit should not have an "immediate impact" on its ratings, absent any "material adverse change" to Xerox's previously reported full-year results. The ratings agency also said that any additional unexpected material disclosures or lack of a prompt resolution of the audit review will "result in a rating review and/or downgrade". There is no assurance that Xerox's credit ratings will be maintained, or that the various counterparties to derivative and securitization agreements would not require the obligations to be repurchased or liquidated in cases where the agreements permit such termination.

As discussed above, neither Xerox's nor our 2000 financial statements have been audited and Xerox and we have delayed the filing of our respective Annual Reports on Form 10-K with the SEC. As a result, Xerox and we are at present unable to deliver our respective 2000 audited financial statements to lenders as required under certain debt instruments, including our indentures. Should Xerox or we continue to be unable to meet these requirements in a timely manner, Xerox or we could be declared to be in default and the debt thereunder could be accelerated and become immediately due and payable. In addition, the occurrence of such an acceleration could entitle the holders of other of our debt to demand immediate repayment by us as well. The earliest date that an acceleration from a failure to deliver audited financial statements could occur is May 31, 2001 for approximately $220 million of debt guaranteed by Xerox. Xerox is presently seeking a waiver with respect to such default in the event the audit of its 2000 financial statements has not been completed by May 31st. In the event that a waiver is not obtained, Xerox could be required to repay the $220 million at such time. The earliest that any additional such defaults and possible accelerations could occur in respect of debt of either Xerox or us would be beginning in July. There can be no assurance that such waiver or any waiver in respect of any such subsequent defaults will be obtained or that the occurrence of any such acceleration will not have a material adverse effect on us or our liquidity.

Through October 2000, we entered into interest rate swap agreements that effectively converted $1,633 million of variable-rate debt into fixed-rate debt. These agreements mature at various dates through 2005 and resulted in a weighted average interest rate of 7.07 percent. We also entered into interest rate swap and interest rate cross-currency agreements during 2000 that effectively converted $1,525 million of fixed- and adjustable-rate debt into debt indexed to LIBOR rates. These agreements mature at various dates through 2007.

Many of the financial instruments that we use are sensitive to changes in interest rates. Hypothetically, interest rate changes result in gains or losses related to the market value of our term debt and interest rate swaps due to differences between current market interest rates and the stated interest rates within the instrument. Applying an assumed 10 percent reduction or increase in the yield curves at December 31, 2000, the fair value of our term debt and interest swaps would increase or decrease by approximately $12 million.

Our interest rate hedging is unaffected by changes in market conditions because swaps are normally held to maturity in order to lock in interest rate spreads on the underlying transactions.

As of December 31, 2000, our overall debt-to-equity ratio was 7.7 to 1. Under the terms of the Amended and Restated Operating Agreement, Xerox has the option, but no obligation, to transfer additional funds to us in order to maintain such ratio at a specific level. No such transfers were made during the periods covered by this report. It is our intention to maintain the debt-to-equity ratio at no greater than 8.0 to 1.

Pursuant to a Support Agreement between Xerox and us, Xerox has agreed to retain ownership of 100 percent of our voting capital stock and to make periodic payments to the extent necessary to ensure that our annual pre-tax earnings available for fixed charges equals at least 1.25 times our fixed charges. No such payments were made during the periods covered by this report.


Note For Supplemental Information:
Dollars are in Millions unless otherwise indicated.


Supplemental Information Regarding Allowance for Losses


The analysis of the Allowance for Losses for the three-year period ending December 31, 2000 is as follows ($ in millions):

                                    Additions

                      Balance   Charged   Retained               Balance
                        at        to         at                    at
                      Beginning  Costs      Time                   End
                        of        and        of                    of
                      Period    Expenses  Purchase   Deductions  Period
                                                         (A)
        2000

Allowance for losses   $ 138    $    -     $  66     $   64      $ 140

        1999

Allowance for losses   $ 136    $    -     $  81     $   79      $ 138

        1998

Allowance for losses   $ 131    $    -     $  52     $   47      $ 136

(A)   Amounts written-off, net of recoveries.



Supplemental Information Regarding Investments


Contracts receivable represent purchases of long-term trade accounts receivable from Xerox. These receivables arise from Xerox equipment being sold under installment sales and sales-type leases. Contract terms on these receivables range primarily from three to five years. We purchased receivables from Xerox totaling $2,496 million in 2000, $2,911 million in 1999, and $2,745 million in 1998. We were charged $10 million in 2000 and 1999 and $9 million in 1998 by Xerox for administrative costs associated with the contracts receivable purchased.

We are not required to determine the fair value of these receivables, however management believes that as of December 31, 2000 any revaluation of the contracts receivable would result in a fair value in excess of the carrying value of these receivables.

The scheduled maturities of customer financing contracts receivable at December 31, 2000 are as follows (in millions):

     2001                    $2,331
     2002                     1,654
     2003                     1,243
     2004                       794
     2005                       284
     Thereafter                  49

     Total                   $6,355


Experience has shown that a portion of these contracts receivable will be prepaid prior to maturity. Accordingly, the preceding schedule of contractual maturities should not be considered a forecast of future cash collections.

During 2000, we transferred $457 million of finance receivables to a special purpose entity for cash proceeds of $411 million and a retained interest of $46 million. The transfer agreement includes a repurchase option; accordingly the proceeds were accounted for as a secured borrowing. At December 31, 2000 the balance of receivables transferred was $411 million and is included in Finance receivables, net in the consolidated balance sheets. The remaining secured borrowing balance of $325 million is included in Debt.

Included in the $56 million notes receivable balance from Xerox and Affiliates at December 31, 1999 were interest bearing demand receivables from related parties. These amounts have been repaid in 2000.

During 1999, we received proceeds of $1,150 million from the sale of contracts receivable. The net pre-tax effect related to these sales was approximately a $(27) million loss in 2000 and a $27 million benefit in 1999, these are included in the consolidated statement of income as follows ($ in millions):

                                                                  2000   1999

    Gain on initial sale transactions included in Earned Income     -    $39
    Flow through impact of lower interest income in Earned Income (61)   (33)
    Flow through impact of lower interest expense in Interest      34     21

    Net pre-tax benefit                                          $(27)   $27

Recourse amounts associated with the aforementioned sale are expected to be minimal and adequate reserves are in place to cover potential losses.



Supplemental Information Regarding Notes Payable


A summary of notes payable at December 31, 2000 and 1999 follows:
                                                             (In Millions)
                                                           2000         1999

        Floating Rate Notes due 2000                          -          643
        Medium Term Notes due 2000                            -        1,025
        5.40% Medium Term Notes due 2000                      -          148
        Floating Rate Notes due 2001 (a)                    300          300
        3.25% Medium Term Notes due 2001                     26           26
        6.00% Medium Term Notes due 2002                    180          180
        0.80% Yen Denominated Medium Term Notes due 2002(c) 436          488
        Floating Rate Notes due 2002 (a)                     50            -
        6.10% Medium Term Notes due 2003                    200          200
        7.00% Medium Term Notes due 2003                    260            -
        1.50% Yen Denominated Medium Term Notes due 2005(c) 904            -
        2.00% Yen Denominated Medium Term Notes due 2007(c) 270            -
        Medium Term Notes due 2008 (b,d)                     25           25
        Medium Term Notes due 2012 (b,e)                    125          125
        Medium Term Notes due 2013 (b,f)                     60           60
        Medium Term Notes due 2014 (b)                       50           50
        Medium Term Notes due 2018 (b,g)                     25           25
        Secured borrowings due 2001-2003 (h)                325            -
        Floating Rate Notes due 2048 (i)                     60           60
        Revolving credit agreement, maturing in 2002(j)   1,020            -


            Subtotal                                     $4,316       $3,355
            Less current maturities                      (  460)      (2,025)

            Total Notes Payable after one year           $3,856       $1,330

(a) The notes carry interest rates that are based primarily on spreads above certain reference rates such as U.S. LIBOR.

(b) Medium Term Notes due in 2008 through 2018 have a weighted average interest rate of 6.71%.

(c) $467 and $140 million of the notes due in 2005 and 2007 respectively, represent a synthetic US$ obligation as a result of cross-currency interest rate swaps with third parties. This interest rate swap converts the hedged portion of the notes to U.S. LIBOR based funding. The remaining debt obligation of Yen 115 billion is hedged by cross-currency interest rate swaps with Xerox. As a result of these swaps we have effectively moved the exposure to foreign currency gains and losses to Xerox.

(d) $25 million of Medium Term Notes due 2008 are callable by us beginning in 2000. The notes are not expected to be called during 2001.

(e) $100 million of Medium Term Notes due 2012 are callable by us. The notes are not expected to be called in 2001.

(f) $60 million of Medium Term Notes due 2013 are callable by us. The notes are not expected to be called in 2001.

(g) $25 million of Medium Term Notes due 2018 are callable by us. The notes are not expected to be called in 2001.

(h) Refer to the Supplemental Information Regarding Investments included in this Form 8-K for further discussion of secured borrowings.

(i) The notes mature August 15, 2048 and are repayable annually each August 15th at the option of the noteholders. The interest rate is indexed to rates on commercial paper placed for issuers whose bond rating is "AA" or the equivalent as reported in Federal Reserve Statistical Release H.15
   (519), which at year-end was 6.40 percent.

(j) Refer to the Supplemental Information Regarding Lines of Credit included in this form 8-K for further discussion of the revolving credit agreement.


      Expected principal repayments on notes payable during the next five years are (in millions):

               2001                   $   460
               2002                     1,805
               2003                       532
               2004                         -
               2005 and Thereafter      1,519

               Total                  $ 4,316

Certain of our debt agreements allow us to redeem outstanding debt, usually at par, prior to scheduled maturity. Outstanding debt issues with such call features are classified on the balance sheet and in the preceding five-year maturity summary in accordance with management's current expectations. The actual decision as to early redemption will be made at the time the early redemption option becomes exercisable and will be based on economic and business conditions at that time.

Interest payments on notes payable for 2000, 1999 and 1998 were $252 million, $161 million, and $152 million, respectively. Interest payments on commercial paper for 2000, 1999 and 1998 were $59 million, $62 million and $87 million, respectively. The weighted-average commercial paper interest rates for 2000, 1999 and 1998 were 6.5 percent, 5.1 percent and 5.5 percent, respectively.

At December 31, 2000 and 1999, carrying values of notes payable totaled $4,316 million and $3,355 million, respectively. The fair values of our notes payable at December 31, 2000 and 1999 were $2,692 million and $3,316 million, respectively, based on quoted market prices for our notes or those of comparable issuers with similar features and maturity dates. The difference between the fair value and the carrying value represents the theoretical net discount we would have received if we had retired all notes payable at December 31, 2000 or 1999, respectively. Except as disclosed above, we have no plans to retire our notes payable prior to their call or final maturity dates.

At December 31, 2000, we had a total of $32 million of commercial paper outstanding. The average interest rate on commercial paper outstanding at December 31, 2000 was 7.28 percent.

The original issue discount and other expenses associated with the debt offerings are amortized over the term of the related issue.



Supplemental Information Regarding Lines of Credit


Xerox has a $7 billion revolving credit agreement with a group of banks, which matures in October 2002. This revolver is also accessible by Xerox's wholly owned subsidiaries including: us (up to a $7 billion limit) and Xerox Canada Capital Ltd. and Xerox Capital (Europe) plc (up to a $4 billion limit) with a Xerox guarantee. Amounts borrowed under this facility are at rates based, at the borrower's option, on spreads above certain reference rates such as LIBOR. This agreement contains certain covenants the most restrictive of which require that Xerox maintain a minimum level of tangible net worth and limit the amounts of outstanding secured borrowings, as defined in the agreement. Xerox and subsidiaries are in compliance with these covenants at December 31, 2000. As of December 31, 2000, the balance outstanding under this line of credit was $7 billion for Xerox and subsidiaries including $1.02 billion for us.